EXHIBIT 16

May 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated May 10, 2005, of Best Buy Co., Inc. and are in agreement with all the statements contained in Item 4.01 except for the last sentence of the first paragraph.  We have no basis to agree or disagree with the statements made by the registrant in the last sentence of the first paragraph in Item 4.01.

/s/ Ernst & Young LLP